Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

ICZOOM Group Inc.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares	457(o)(1)
	Debt	Debt Securities			(1)
	Other	Warrants			(1)
	Other	Rights			(1)
	Other	Units			(1)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf			(1)		$20,000,000	0.00015310	$3,062.00	(2)

	Total Offering Amounts						$20,000,000		$3,062.00
	Total Fees Previously Paid						-		-
	Total Fee Offsets								-
	Net Fee Due								$3,062.00

(1)	Omitted pursuant to General Instruction II.C to Form F-3. There are being registered under this Registration Statement such indeterminate number of Class A ordinary shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase Class A ordinary shares, and/or debt securities, such indeterminate number of rights to purchase Class A ordinary shares and such indeterminate number of units as may be sold by the Registrant from time to time, which together shall have an aggregate offering price not to exceed $20,000,000.
(2)	Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated based on the maximum aggregate offering price.